Exhibit 99.1

JAKKS Pacific Reports First Quarter 2019 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--May 9, 2019--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Overview vs. Same Period Last Year

  Net sales for the first quarter were $70.8 million compared to $93.0 million reported in the comparable period in 2018. Sales in the 2019 first quarter were negatively impacted, as expected, by the Toys “R” Us liquidation in March of 2018 and the success of Incredibles 2 last year, as well as the late Easter in 2019.
  Gross margin was 20.2%, compared to 24.7% in the first quarter of 2018.
  Net loss attributable to JAKKS Pacific was $29.2 million, or $1.24 per diluted share. This compares to a net loss attributable to JAKKS Pacific of $36.2 million, or $1.57 per diluted share, reported in the comparable period in 2018.
  Adjusted EBITDA was negative $17.1 million, compared to Adjusted EBITDA of negative $14.6 million in the 2018 first quarter. See note below on “Use of Non-GAAP Financial Information.”

Management Commentary

“As expected, our results for the first quarter showed the impact of the loss of Toys “R” Us as a significant customer, and the impact of a later Easter holiday,” said Stephen Berman, CEO of JAKKS Pacific. “In addition, the timing of certain key new product launches tied to major theatrical film releases has, as expected, significantly shifted our revenue to the second half of the year. Several licensed properties that drove our sales in the first half of last year saw declines, notably The Incredibles 2, Moana, and Tsum Tsum, in addition to declines in Squish Dee Lish, our own property. Still, we are pleased with the success we have seen so far with such licenses as Godzilla, Harry Potter, Fancy Nancy and Aladdin, and our evergreen lines in Moose Mountain and Kids Only.

“We are looking forward to stronger sales in the second half of the year, which should benefit from a strong slate of entertainment content, notably Frozen 2, as well as Toy Story 4, the 30th Anniversary of the release of Disney’s The Little Mermaid, and Disney’s Gigantosaurus animated TV series. In addition, we expect strong contributions from products based on some of our own IP, including TP Blaster: Sheet Storm, Slap Ninja, Pinata Fiesta and Power Dozer. Consistent with our strategy, we continue to see our sales through online channels increase as a percent of total sales, which we expect will help us in a shifting retail landscape.”

Cash and Cash Equivalents

The Company’s cash and cash equivalents (including restricted cash) totaled $47.4 million as of March 31, 2019 compared to $58.2 million as of December 31, 2018 and $46.8 million as of March 31, 2018.

2019 Outlook

Our goal for 2019 is to grow sales by approximately 5% on a year-over-year basis with improved levels of Adjusted EBITDA compared to 2018.

Expression of Interest from Hong Kong Meisheng Cultural Company Limited

As previously announced in the Current Report on Form 8-K dated February 26, 2019, we engaged in extensive negotiations with Hong Kong Meisheng Cultural Company Limited ("Meisheng") regarding its proposed $50 million equity infusion into the Company, resulting in Meisheng owning 51% of the Company's outstanding shares, which was also the subject of extensive negotiations with an ad hoc group of holders (the "Ad Hoc Group") of the 4.875% convertible senior notes due 2020 (the "Notes") issued by the Company and Oasis Investments II Master Fund Ltd. ("Oasis") with respect to the Meisheng proposal and extension of maturities of the Company’s convertible senior notes. The Company is currently awaiting the receipt by Meisheng of certain approvals to advance such transactions, including approvals from Chinese regulatory bodies, and as a result, no executed and binding agreements related to those transactions have been reached with Meisheng, any member of the Ad Hoc Group, any other holders of the Notes or Oasis. The foregoing is only a summary of the latest discussions and is not intended to be a complete description of all of the terms and conditions thereof, including the potential significant additional dilution that could occur as a result of these transactions. No assurance can be given that the ongoing discussions will result in consummation of a transaction with Meisheng, the holders of the Notes or Oasis, or that even if a transaction is consummated that its final terms will resemble the terms described in the Current Report on Form 8-K dated February 26, 2019.

In addition to the negotiation of the Meisheng proposal, the Company and its advisors have also explored other alternative transactions with the Ad Hoc Group and the Company’s lenders and other third parties. As of the date hereof, the Company has reached an agreement in principle with the Ad Hoc Group and Oasis with respect to an alternative transaction, in lieu of the Meisheng proposal, that contemplates the extension or refinancing of the Credit Line, the retirement or refinancing of the Term Loan, and the provision of incremental liquidity to the Company. In addition, the alternative transaction contemplates an investment by holders of the Notes to exchange into a new secured debt instrument with an extended maturity date, plus the issuance of significant preferred and common equity to holders of the Notes who participate in the exchange, including the Ad Hoc Group. These discussions are summarized in the Current Report on Form 8-K dated May 9, 2019. The foregoing is only a summary of the latest discussions and is not intended to be a complete description of all of the terms and conditions thereof. No assurance can be given that the ongoing discussions will result in a consummation of a transaction with the Company’s lenders, the Ad Hoc Group, any other holder of the Notes or Oasis, or that even if a transaction is consummated that its final terms will resemble the terms in the Current Report on 8-K dated May 9, 2019.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its first quarter earnings call at 4:30 p.m. ET/ 1:30 p.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through May 16, 2019 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, with passcode “4858 3735#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include MorfBoard™, Perfectly Cute™, Squish-Dee-Lish™, TP Blaster™, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2019 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses, or closing transactions associated with the Meisheng proposal or alternative transactions. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2019	2018
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$42,431	$53,282
Restricted cash	4,974	4,923
Accounts receivable, net	67,793	122,278
Inventory	44,685	53,880
Prepaid expenses and other assets	28,030	15,780
Total current assets	187,913	250,143

Property and equipment	123,841	128,049
Less accumulated depreciation and amortization	103,685	107,147
Property and equipment, net	20,156	20,902

Operating lease right-of-use assets	35,132	-
Goodwill	35,083	35,083
Intangibles and other assets, net	33,691	36,713
Total assets	$311,975	$342,841

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$57,897	$87,488
Reserve for sales returns and allowances	26,009	29,403
Short term operating lease liabilities	8,817	-
Short term debt, net	20,000	27,211
Total current liabilities	112,723	144,102

Long term operating lease liabilities	29,628	-
Long term debt, net	142,411	139,792
Other liabilities	128	4,409
Income taxes payable	1,461	1,458
Deferred tax liability, net	1,430	1,431
Total liabilities	287,781	291,192

Stockholders' equity:
Common stock, $.001 par value	30	30
Additional paid-in capital	218,524	218,155
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(156,759)	(127,601)
Accumulated other comprehensive loss	(14,544)	(15,847)
Total JAKKS Pacific, Inc. stockholders' equity	23,251	50,737
Non-controlling interests	943	912
Total stockholders' equity	24,194	51,649
Total liabilities and stockholders' equity	$311,975	$342,841

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share data)

Net sales	$70,826	$93,004
Less cost of sales
Cost of goods	45,108	53,258
Royalty expense	9,841	15,291
Amortization of tools and molds	1,537	1,496
Cost of sales	56,486	70,045
Gross profit	14,340	22,959
Direct selling expenses	8,228	12,487
Selling, general and administrative expenses	25,341	44,530
Depreciation and amortization	1,697	1,600
Restructuring charge	248	-
Acquisition related and other	2,867	-
Loss from operations	(24,041)	(35,658)
Other income (expense):
Income from joint ventures	-	22
Other income (expense), net	83	50
Change in fair value of convertible senior notes	(2,423)	(1,021)
Interest income	27	14
Interest expense	(3,018)	(1,936)
Loss before benefit from income taxes	(29,372)	(38,529)
Benefit from income taxes	(245)	(2,336)
Net loss	(29,127)	(36,193)
Net income attributable to non-controlling interests	31	51
Net loss attributable to JAKKS Pacific, Inc.	$(29,158)	$(36,244)
Loss per share - basic and diluted	$(1.24)	$(1.57)
Shares used in loss per share - basic and diluted	23,557	23,100
Income (loss) per share - diluted	$(1.24)	$(1.57)
Shares used in income (loss) per share - diluted	23,557	23,100

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2019	2018
	(In thousands)

Net loss	$(29,127)	$(36,193)
Income from joint ventures	-	(22)
Other income (expense), net	(83)	(50)
Interest income	(27)	(14)
Interest expense	3,018	1,936
Benefit from income taxes	(245)	(2,336)
Depreciation and amortization	3,234	3,096
Acquisition related and other	2,867	-
Restricted stock compensation expense	618	674
Bad debt write-offs	-	13,794
Change in fair value of convertible senior notes	2,423	1,021
Restructuring charge	248	-
Minimum guarantee shortfalls	-	3,468

Adjusted EBITDA	$(17,074)	$(14,626)

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share data)

Net loss attributable to JAKKS Pacific, Inc.	$(29,158)	$(36,244)
Restricted stock compensation expense	618	674
Bad debt write-offs	-	13,794
Acquisition related and other	2,867	-
Change in fair value of convertible senior notes	2,423	1,021
Restructuring charge	248	-
Minimum guarantee shortfalls	-	3,468
Tax impact of additional charges	(15)	(2,348)

Adjusted net loss attributable to JAKKS Pacific, Inc.	$(23,017)	$(19,635)

Adjusted loss per share - basic and diluted	$(0.98)	$(0.85)
Shares used in adjusted loss per share- basic and diluted	23,557	23,100

CONTACT:
JAKKS Pacific
Brent Novak, (424) 268-9450
Chief Financial Officer

Rachel Griffin, (424) 268-9553
Vice President, Communications

Liolios Investor Relations
Sean McGowan, (949) 574-3860
Managing Director
JAKK@liolios.com